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                                                                  EXHIBIT 23.4


                           CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "The Merger -- Certain Federal Income Tax Consequences," to the inclusion of our tax opinion dated March 13, 1998 and to the use of our audit report dated January 15, 1998, with respect to the financial statements of Pioneer Bank of Longmont included in the Registration Statement (Form S-4) and related Proxy Statement-Prospectus of Community First Bankshares, Inc. (the "Company") for the registration of up to 720,000 shares of common stock of the Company.

                                   KANE & ASSOCIATES, P.C.

Kane & Associates, P.C.
Certified Public Accountants
Denver, Colorado
March 27, 1998